EXHIBIT 2

                            TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879
                           www.triband-enterprise.com


                               TRADING SYMBOL: TRD

                                November 14, 2003


                              N E W S R E L E A S E
                              ---------------------


Triband Enterprise Corp. (the "Company") announces that it will hold an Extraordinary General Meeting on December 8th, 2003. The purpose of this meeting is to seek shareholder approval to consolidate the common share capital on a four (4) old for one (1) new basis and to change the name to Wealth Minerals Ltd., or such other name as may be acceptable to the TSX Venture Exchange or the Registrar of Companies.

The Company also announces that due to fiscal restraints, it did not perform its summer work program on the Nevada property.

The Company announces that it has completed its previously announced private placement of 900,000 units at a price of $0.075 per unit. This private placement is subject to the approval of the TSX Venture Exchange.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                                               TRIBAND ENTERPRISE CORP.


                                               Per: /s/ Gary R. Freeman
                                                  ------------------------------
                                                  Gary R. Freeman
                                                  President and Director


The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.